[WM Logo]                           1201 Third Avenue              NEWS RELEASE
                                    P.O. Box 834
                                    Seattle, WA  98111


Media Contact:                      Libby Hutchinson
                                    (206) 461-2484
                                    1-800-228-WAMU (9268)

Investor Contact:                   JoAnn DeGrande          September 17, 1997
                                    (206) 461-3186       FOR IMMEDIATE RELEASE


             Washington Mutual to Redeem Series F Depositary Shares

     SEATTLE -- Washington Mutual, Inc. (Nasdaq: WAMU) today announced it is redeeming all of the company's outstanding cumulative preferred depositary shares, Series F (Nasdaq: WAMUZ), effective Nov. 1, 1997. Each depositary share represents a one-tenth interest in a share of 8.30% cumulative preferred stock.

     Depositary shares will be redeemed at a redemption price equal to $25.00 per share, plus accrued and unpaid dividends through Nov. 1, 1997.

     Holders of depositary shares will receive written redemption instructions from Harris Trust Company of California, the trustee for the depositary shares, within the next two weeks.

     With a history dating back to 1889, Washington Mutual is a regional financial services company that provides a diversified line of products and services to consumers and small- to mid-sized businesses. Its subsidiaries provide consumer and commercial life insurance sales, and underwriting for insurance annuities. At June 30, 1997, Washington Mutual and its subsidiaries had consolidated assets of $48.8 billion. The merger with Great Western Financial Corp., effective July 1, brought the company's total assets to approximately $93.5 billion. The company operates more than 1200 offices in thirty-eight states.

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     Editor's  Note:  Washington  Mutual's  press  releases are  available at no charge through the company's News On Demand Plus System. For a menu of Washington Mutual press releases or to retrieve a specific release, call
1-800-329-6236.   On  the   Internet,   press   releases   may  be  accessed  at
http://www.businesswire.com/cnn/wamu.htm